                                                                   Exhibit 10.21




                           GRUPO CINEMEX, S.A. DE C.V.
                         MIGUEL ANGEL DAVILA INVESTMENT
                              AND EMPLOYMENT TERMS

I.    EQUITY.
      (a)   Investment
            i. Miguel Angel Davila ("CEO") to invest in Cinemex 35% to 40% (amount within that range to be determined by the CEO) of the proceeds he receives in respect of his existing Cinemex investment.
      (b)   Passage of Time
            i. After 5 years of employment, or if terminated without Cause, by reason of retirement, death or Disability, or by the CEO with Good Reason (except in the case of termination by CEO for Good Reason resulting from a Change of Control) (as defined in I(j) below), or if the minority protections are breached there will be a put to Parent at Fair Market Value (as defined in I(j) below) for all of the CEO's shares and vested options. Payment upon a closing no more than 60 days from exercising put. Parent shall mean Cinemex LLC, a Delaware limited liability company, and Cinemex Acquisition Corp., a Delaware corporation, which are the companies formed by Onex Corporation ("Onex") and Oaktree Capital Management, LLC, as General Partner and/or Investment Manager of Certain Accounts and Funds it Manages ("Oaktree") to hold, directly or indirectly, their entire interest in Cinemex, or their successors including Loews Cineplex Entertainment Corporation, a Delaware corporation ("Loews"), if it acquires direct or indirect ownership of that interest in Cinemex. In each case that Parent is obligated to purchase shares pursuant to this term sheet, Onex will cause Parent to effect the purchase or will make the purchase itself. However, Onex's obligations under this term sheet will terminate following a Change of Control, but will apply to a put exercised by reason of that Change of Control.

      (c)   Upon Termination of Employment
            i. If termination of employment by CEO without Good Reason (as defined in Section III) before 5 years but after 24 months, there will be a put to Parent and a call for cash of the CEO's shares and vested options at the following percentages of Fair Market Value of the shares.

                        MONTH OF EMPLOYMENT                PERCENTAGE OF FAIR
                             TERM DURING                       MARKET VALUE
                          WHICH TERMINATED
                               24-30                              80.00%
                               31-36                              83.33%
                               37-42                              86.67%

                               43-48                              90.00%
                               49-54                              93.33%
                               55-59                              96.67%

                  Payment upon a closing no more than 60 days from exercising put or call

            ii. If termination (i) with Cause at any time or (ii) termination by CEO without Good Reason (and not by reason of death or Disability) within 24 months, there will be a call for all of the CEO's shares and vested options at a price equal to 85% of book value and, two years (in the case of (i)) or 60 days (in the case of (ii)) following termination, a put to Parent at a price equivalent to 85% of the book value. Purchase price to be paid in cash on closing, which will not be greater than 60 days from exercising call or put.

      (d) From and after the date of an IPO of the Parent, CEO will have the right to put to Parent the same percentage of his shares and vested options as Onex sells from time to time in the offering and thereafter at Fair Market Value.

      (e) In each of (a) through (c) above, the price paid for vested options will be net of exercise price.

      (f) If Cinemex is a public entity, the CEO will have the right to register his shares at Cinemex's expense and sell in the public market directly (x) on the same basis in the same percentage as the Parent and (y), in the case of a put that is not in connection with the termination of the CEO's employment at any time or for any reason, in lieu of (and at the same times as) that put.

      (g) Tag along rights, on the basis of ownership percentage (unless the transaction results in a Change of Control, in which event the CEO may elect to sell or put to Parent, as applicable, all of his shares), in the event of any merger, sale, recapitalization, reorganization or other transaction at the Cinemex or Parent level in which the existing shareholders receive consideration in the form of cash, stock or other property in exchange for their stock; provided, however, that such tag along rights will not apply in the case of (i) a sale of Cinemex or Parent to Loews (in which case Loews will become the Parent), (ii) a sale by Oaktree of its interest in Cinemex or Parent to Onex or (iii) an exchange of securities (A) in a Quasi Change of Control (as defined in I(j) below) or (B) solely for securities of an issuer of which Onex has beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities having a majority of the voting power of the outstanding shares of such issuer (in which case such issuer will, if it has beneficial ownership, directly or indirectly, of securities having a majority of the voting power of the outstanding shares of Cinemex, become Parent). If the transaction is at the Cinemex level, tag-along will be effected through participation in the transaction; if at the Parent level, tag-along will be effected through a put to Parent at Fair Market Value.

      (h)   Executive will award drag along rights to Onex and Parent.

      (i) On any Quasi Change of Control, the CEO may put all of his shares (other than those derived from an initial investment of $(U.S.) 500,000) to Parent at Fair Market Value. If the CEO exercises that put, the vesting schedule on the CEO's unvested options will be adjusted so that 50% of the unvested options vest annually (10% of the initially granted options per year) on the performance basis described below and the other 50% vest at the end of five years to the same extent the first 50% have vested.

      (j)   Certain Definitions

            i. "Change of Control" shall be deemed to have occurred upon the occurrence of a sale, merger, lease, exchange or transfer that results in Onex not having beneficial ownership, directly or indirectly, of securities having a majority of the voting power of the outstanding shares of Cinemex.

            ii.   "Fair Market Value" of each share shall mean:

                  (1) If Fair Market Value is being determined for purposes of I(d) [Parent IPO and secondary offerings], I(g) [tag along, including Change of Control] or I(h) [drag along] above, it shall be determined as provided in I(j)(ii)(3)(x) below, except that Parent's market capitalization shall be based on a per share price determined as follows: In the case of I(d), the per share price realized by Onex in the offering resulting in the put, net of underwriting discounts. In the case of I(g) or I(h), the net per share price realized by selling shareholders in the transaction resulting in the put or drag along. If Fair Market Value is being determined for purposes of I(i) [Quasi Change of Control] above and if the Quasi Change of Control occurs within one year of Onex's acquisition of Cinemex, it shall be determined as provided in I(j)(ii)(2) below, except that the EBITDA Multiple shall be determined by dividing MXP$2,750'000,000 Mexican pesos by the consolidated EBITDA of Cinemex for the twelve months ended May 31, 2002, and if the Quasi Change of Control occurs more than one year after Onex's acquisition of Cinemex the Quasi Change of Control will be disregarded in determining the EBITDA Multiple;

                  (2) If Cinemex and Parent are private companies, divide the product of the following by the number of shares outstanding in Cinemex, on a Fully Diluted Basis: (x) the EBITDA Multiple (defined below) multiplied by (y) the consolidated EBITDA of Cinemex for the last twelve full months at the time of put; minus the consolidated long term bank debt of Cinemex, plus (if the result of the following subtraction is a negative number) or minus (if the result of the following subtraction is a positive number) the absolute value of the result of subtracting from the sum of current assets (which shall include all amounts receivable by the Company in respect of any exercise of options and warrants included for the purposes of determining the number of shares outstanding on a Fully Diluted Basis (as defined below)), deferred and long term assets, except fixed assets; the sum of current and deferred liabilities, except any deferred revenue not included in EBITDA; plus all capital expenditures for theatres not yet in operation; and

                  (3) If Cinemex or Parent is a public company, (x) If Parent is a public company and Cinemex is not, determine Parent's Enterprise EBITDA Multiple by dividing the sum of Parent's market capitalization (based on the arithmetic mean of closing prices during the twenty (20) consecutive trading days immediately preceding the date of put or call) and Parent's consolidated indebtedness at the time of put or call by Parent's consolidated EBITDA for the last twelve full months at the time of put or call. Multiply the Enterprise Ebitda Multiple as defined above by the consolidated EBITDA of Cinemex for the last twelve full months at the time of put or call; and subtract therefrom the consolidated indebtedness of Cinemex at the time of put or call. Divide the results of the immediately preceding sentence by the number of shares outstanding, on a Fully Diluted Basis, in Cinemex and (y) If Cinemex is a public company, the arithmetic average of the closing share price of the Cinemex shares in the public market on each trading day during the twenty (20) consecutive trading days immediately preceding the day that the call or put is exercised.

            iii. "Fully Diluted Basis" shall mean the number of shares of common stock of the relevant entity outstanding plus all outstanding warrants and options which have vested, are exercisable and are "in the money".

            iv. "EBITDA Multiple" shall be determined as follows: Each of Parent and the CEO shall simultaneously propose an EBITDA Multiple to the other. If the higher of such proposals does not exceed 110% of the lower, or if the CEO's proposal is lower than Parent's, then the EBITDA Multiple will be the arithmetic mean of the proposals. If not, then each of Parent and the CEO will hire an independent internationally recognized investment bank (which in the case of Parent shall not have within the preceding three years served as a managing underwriter or in a substantial financial advisory role to Parent or any of its affiliates and which in the case of the CEO shall not be Bancboston or any investment bank that within the past three years served as managing underwriter or in a substantial advisory role to the CEO or Cinemex) to determine the EBITDA Multiple. The determination of the investment bank hired by Parent may not be lower than Parent's proposal and the determination of the investment bank hired by the CEO may not be higher than the CEO's proposal. If the higher of such determinations does not exceed 110% of the lower, or if the amount determined by the investment bank hired by the CEO is lower than the amount determined by the investment bank hired by Parent, then the EBITDA Multiple will be the arithmetic mean of the determinations. If not, the EBITDA Multiple will be determined as follows: determine the median of the EBITDA multiples of companies principally engaged in the motion picture theater exhibition business whose capital stock is traded on any U.S. national securities exchange or the NASDAQ National Market over the last three (3) months. Multiply the multiple so determined by the quotient obtained by dividing the arithmetic mean of the EBITDA multiples of the companies whose securities comprise the Mexican IPC (Mexican Bolsa) index by the arithmetic mean of the companies whose securities comprise the U.S. Standard & Poor's 500 index. If the amount so obtained (the "Reference Multiple") is higher than both determinations of the investment banks, the higher of the investment banks' determination will prevail. If the Reference Multiple is lower than both such determinations, the lower of the investment banks' determination will prevail. If the Reference Multiple falls between both determinations, but within 10% of either investment bank's determination, then the determination of the investment bank to which it is closer will prevail. If the Reference Multiple falls between both determinations, but not within 10% of either bank's determination, or if it is equally close to both determinations, then the arithmetic mean of both investment banks' determination will be used. If the difference between the CEO's proposal and the amount ultimately determined exceeds the difference between the amount ultimately determined and Parent's proposal, the CEO and Parent will each bear the fees and expenses of the investment banks hired by such party; otherwise Parent will bear the fees and expenses of both investment banks (such fees may not be set on a basis that takes into account the matters referred to in this sentence) (Onex will cause Parent to pay the fees to be borne by it in accordance with this sentence or will bear those fees itself). For example, if Parent proposes an EBITDA Multiple of 5.0 and the CEO proposes an EBITDA Multiple of 7.2, the CEO will bear the fees and expenses of the investment banker hired by him if the EBITDA Multiple ultimately determined is less than 6.1.

                  v. "Quasi Change of Control" shall mean a Change of Control after giving effect to which (x) an entity ("Parent") has beneficial ownership, directly or indirectly, of securities having a majority of the voting power of the outstanding shares of Cinemex and
                           (y) Onex (A) is a member of a group (within the meaning of Rule 13d-5 under the Exchange Act ) that has beneficial ownership, directly or indirectly, of securities having a majority of the voting power of the outstanding shares of Parent, (B) has representation on Parent's board of directors at least as great as each other member of the group and is entitled to designate one-third of the board seats that the group is entitled to designate and (C) has effective blocking rights (at the board of directors or shareholder level) with respect to major actions by Parent.

II. OPTIONS.

        (a) All vested options shall have the same liquidity rights as equity above.

        (b) Upon a termination of employment with Cause or a termination by the CEO without Good Reason, all unvested options will be cancelled. Upon a termination of employment without Cause or by the CEO for Good Reason, the vesting of a portion of the unvested options determined by applying the percentages set forth in III(c) below to EBITDA for the trailing 12 month period prior to termination will be accelerated and the remaining unvested options will be cancelled. Upon termination due to death, Disability or retirement the vesting of all unvested options will be accelerated.

        (c) Total option term 10 years.

        (d) Vesting of options over 5 years (20% per year) based on Mexican peso EBITDA targets as follows:

            i. First year of vesting will be 2002 based on a MXP$465'554,000 EBITDA.

            ii. The EBITDA targets will be the projections attached hereto as
                Exhibit A.

            iii. In each year after the first, vesting will be based on achieving target cumulative EBITDA for all years, without any clawback. In addition, to the extent that the cumulative EBITDA target is met for any period, the full options for all years in such period shall vest irrespective of the failure for prior years. For example, if the cumulative EBITDA target is not met for the first and second periods no options vest but if met for the third period, 60% of the options vest.

        (e) Strike price on options to be equal to share price at time of purchase of shares by Onex.

        (f) Cashless exercise shall be available.

        (g) The options shall have standard anti-dilution (including anti-dilution rights in the event that shares are issued to Parent, Onex or any of its affiliates at a price below the strike price of the options) and provide that all distributions for value prior to the exercise of the options on the common stock of the Company, including dividends, on a per share basis will be paid to the CEO upon exercise or deemed exercise of options so long as at the time of such distribution the Company was not public and such options had not vested.

        (h) CEO to be awarded options on a ratio of 3 times to invested equity.

III. EMPLOYMENT AGREEMENT.

        (a) Five year contract (the "Term")

        (b) Annual salary of $(U.S.) 400,000, subject to increase in the discretion of the Board of Directors.

        (c) Annual bonus to be determined as follows:

            i. If Cinemex meets 85% of its budgeted EBITDA for the fiscal year, bonus is 38% of base salary.

            ii. If Cinemex meets 100% of its budgeted EBITDA for the fiscal year, bonus is 75% of base salary.

            iii. If Cinemex meets 115% of its budgeted EBITDA for the fiscal year, bonus is 100% of base salary.

        (d) Benefits and perquisites at least equal to existing benefits and perquisites which include the following:

            i.  Armored Vehicle of similar type to vehicle currently used by CEO

                (a) after 3 years (which in the case of the current vehicle ends
                    January 2004) the car belongs to CEO, at which point CEO will be entitled a new vehicle

                (b) all expenses of car paid by Cinemex

                (c) personal driver

            ii. General Benefits/Insurance

                (a) medical insurance for CEO and family members contracted in the US for up to US$5,000,000 per family member

                (b) life insurance for US$1,000,000

            iii. Golf club membership and annual dues, which shall be in the name of Cinemex.

            iv.  Other insurance - to be included in confidential side letter.

            v.   Vacation - on a basis consistent with past practice/6 weeks.

            vi.  Expense Reimbursement - same terms as CEO has now

            vii. Signing bonus based on a formulation that has been discussed between the parties.

        (e) Other employment issues:

            i.  Payments upon termination of employment

                (a) If employment terminated without Cause or CEO leaves with
                    Good Reason, the CEO shall receive all benefits and compensation as if employed under the contract for the greater of (i) the end of the Term or (ii) one (1) year. Compensation shall include annual bonus and vesting of unvested options determined by applying the percentages set forth in III(c) above to EBITDA for the trailing 12 month period prior to termination.

                (b) If employment terminated due to death or Disability, the CEO shall receive all benefits and compensation as if employed under the contract for the lesser of (i) the end of the Term or (ii) two (2) years. Compensation shall include annual bonus and vesting of unvested options determined by applying the percentages set forth in III(c) above to EBITDA for the trailing 12 month period prior to termination.

                (c) Nothing in this subsection (e) shall impair any other rights set forth in this Section III.

            ii. "Cause" means the CEO's fraud, criminal conviction, material breach of the agreements or other willful misconduct. Cause will not include disagreement with the Board of Directors as to business strategy or policies. CEO shall be given 30 days' notice and the right to address the board of directors in the case of any presumed breach of contract or willful misconduct, and in the case of a breach of contract, the opportunity to cure.

            iii. "Good Reason" means: (a) if Board of Directors persists, after protest by CEO, in requiring CEO to engage in conduct that is criminal, unethical, or contrary to applicable law; (b) Cinemex's material breach of any of the agreements with the CEO, which shall include (but is not limited to) a reduction in any agreed upon benefit required to be provided under the agreement or a material and adverse change in the CEO's duties, title, responsibilities, or authority without his prior written consent; (c) requiring the CEO to relocate outside of the Mexico City area; (d) the Company's commencement of a new line of business that is not related to an extension of its existing business, over the objection of the CEO; provided that such new line is not ancillary to the existing business or insubstantial; (e) a Change of Control that is not a Quasi Change of Control; (f) a sale of a Substantial Portion of the Company's assets that is not approved by the CEO (where "Substantial Portion" means assets accounting for at least 25% of consolidated cash flow); or (g) the liquidation or dissolution of the Company or, unless resulting in a successor Parent, Parent. There shall be a 30-day cure period.

            iv. "Disability" means the CEO's inability to perform his duties under the employment agreement for at least 120 days due to illness or injury.

      (f) Cinemex to pay for CEO's reasonable legal fees, after closing, up to a maximum of US$50,000.

      (g)   Duties consistent with those of a CEO.

      (h) CEO has right to control all aspects of operations, subject to the customary supervision and authority of the board of directors of Cinemex.

IV.   MINORITY PROTECTION.

      (a) Right to approve any related party transaction not in the ordinary course of business or controlling shareholder management fee.

      (b) No intra-company expenses (e.g., allocation of overhead) unless agreed to at time of entering into transaction.

      (c) Right to approve any change in the charter or by-laws in a manner that conflicts with shareholder agreement.

      (d) All motion picture theatre exhibition business conducted either directly or indirectly by Onex or any parent entity of the Company in the Republic of Mexico will be conducted through Cinemex; provided, however that this restriction will apply to Oaktree only to the extent, if any, that Oaktree is restricted under an agreement with Onex from conducting any motion picture theatre exhibition business in the Republic of Mexico.

      (e)   Preemptive rights, subject to customary exceptions.

      (f) Will be owed fiduciary duties as though minority shareholder of a Delaware corporation.

      (g) If put or call has been exercised, the CEO shall be entitled to the positive difference, if any, between a Change of Control transaction value and the value received for such shares upon exercise of put or call if the Change of Control occurs pursuant to a definitive agreement executed within six months of exercise of the put or call and the CEO's employment was terminated without Cause or due to death or Disability or CEO terminated for Good Reason; provided, however, that if CEO exercises the put or terminates employment without Good Reason, Onex shall disclose to CEO any potential transaction which may result in a Change of Control that is the subject of actual discussions with a third party or an investment banker or disclose that there are no such discussions and CEO shall have 10 days from the date of such disclosure from Onex to rescind his resignation or his exercise of the put, as applicable, and if such disclosure is made no such positive difference shall be payable in the event of a Change of Control. The CEO shall be entitled to request and receive reasonable information concerning any potential transaction so disclosed.

      (h)   Information rights at Company and Parent level.

      (i)   Right to appoint himself a director of Cinemex at all times.

      (j) The Company may not issue any equity securities to Onex or any of its affiliates other than ordinary common stock at fair value.

      (k)   The Company may not incur debt exceeding the product of (i) 3.75 and
            (ii) the Company's EBITDA for the trailing 12 month period prior to incurrence.

      (l) Right to approve substantial third party contracts as part of the third party's contractual relationship with Parent, Onex or any of their subsidiaries, unless (A) Cinemex shares on an equitable basis the benefits realized by Parent, Onex or any of their subsidiaries from that contractual relationship, and (B) the costs to Cinemex under such contract (taking into account any such shared benefit) do not exceed those at which Cinemex could obtain goods or services of the same quality as available under such contract (or, if they do, Cinemex is compensated for the excess).

      (m) If Cinemex is made an obligor or guarantor of Parent (or any of its affiliates) indebtedness: if Cinemex repays principal in excess of the amount drawn down by Cinemex, either the excess amount must be reimbursed to Cinemex or the CEO will receive the amount that he would have received if Cinemex had distributed such excess as a dividend to its common stockholders. If, in the event of default and acceleration of such indebtedness, the lenders take action by way of foreclosure or otherwise to collect from Cinemex more than the amount drawn down by Cinemex, plus related interest, fees and other amounts payable under the loan agreement, the CEO may put his shares to Parent at Fair Market Value.

V.    OTHER ISSUES.

      (a) All rights of the CEO to put his shares to the Parent shall be contained in a separate agreement (the "Put Agreement"). The employment agreement, shareholders agreement, the Put Agreement and stock purchase agreement (collectively, the "Agreements") shall be governed by the law of the New York. All disputes arising out of the Agreements shall be resolved in binding arbitration before the American Arbitration Association ("AAA") in New York City, before a single arbitrator. Arbitration of disputes arising out of the Put Agreement shall be governed by the Commercial Arbitration Rules of the AAA. All agreements to be governed by same law to the extent feasible and New York arbitration provisions will apply to all.

      (b) This term sheet is intended to reflect the legally binding agreements of the parties; the parties agree to negotiate and enter into appropriate definitive agreements reflecting the terms of this term sheet no later than July 31, 2002. If those definitive agreements are not entered into by that date, the parties will submit to arbitration their respective proposals as to the form and content of the portions of those agreements as to which the parties do not agree; as to each portion of the agreements so submitted the authority of the arbitrator shall be limited to determining which of the proposals submitted by the parties best reflects the terms of this term sheet . Agreements consisting of the portions as to which the parties agreed and the proposals selected by the arbitrator shall constitute the definitive binding agreements of the parties. The arbitration shall be conducted in

            New York City under the rules of the AAA by a single arbitrator who is a lawyer experienced in private equity transactions; Onex will cause Parent to pay the fees of the arbitrator or Onex will pay them itself. Such arbitration shall be governed by the Commercial Arbitration Rules of the AAA

The undersigned hereby confirm their agreement as set forth above.

Dated:  June __, 2002


                                    ONEX CORPORATION

                                       /s/ Anthony Munk
/s/ Miguel Angel Davila             By _____________________
_______________________
Miguel Angel Davila

                                    By _____________________


                                    GRUPO CINEMEX, S.A. DE C.V.


                                    By _____________________

                                                                       Exhibit A

Year                    EBITDA Target in
                        Mexican Pesos
------                  ----------------
2002                    MXP$465'554,000
2003                    MXP$537'391,000
2004                    MXP$602'736,000
2005                    MXP$634'566,000
2006                    MXP$668'653,000


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